UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 29, 2005

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California (Address of principal executive offices)	94065 (Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Officer Cash Compensation
     On July 29, 2005, the Compensation Committee of the Board of Directors of iPass Inc. (the “Compensation Committee”) approved the following increases to the annual cash compensation and cash bonus target for certain iPass officers, effective as of July 1, 2005:
•	Kenneth D. Denman, Chairman, President and Chief Executive Officer — Annual base salary increased to $350,000;

•	Anurag Lal, Senior Vice President, Business Development — Annual base salary increased to $240,000; Cash bonus target increased to $120,000;

•	Bruce K. Posey, Senior Vice President, General Counsel and Secretary — Annual base salary increased to $250,000; Cash bonus target increased to $100,000;

•	John P. Thuma, Vice President of Worldwide Sales — Cash bonus target increased to $125,000; and

•	Joel B. Wachtler, Vice President of Product Management and Strategy — Cash bonus target increased to $80,000.
Amendment to Officer Option Grants
     In addition, the Compensation Committee approved an amendment to the Stock Option Grant Notices relating to the outstanding stock options granted after July 23, 2003 (the effective date of iPass’ initial public offering of Common Stock) under iPass’ 2003 Equity Incentive Plan (the “2003 Plan”) to iPass officers with titles of Vice President and above, including the following:

Name	Title	Shares

John C. Charters	Chief Operating Officer	300,000
Kenneth D. Denman	Chairman, President and Chief Executive Officer	400,000
Anurag Lal	Senior Vice President, Business Development	136,667
Bruce K. Posey	Senior Vice President, General Counsel and Secretary	99,583
John P. Thuma	Vice President of Worldwide Sales	75,833
Frank E. Verdecanna	Vice President, Corporate Controller and Interim Chief Financial Officer	70,000
Joel B. Wachtler	Vice President of Product Management and Strategy	245,000

     The above referenced options have been amended to provide that if within eighteen (18) months following the closing of a “Corporate Transaction,” (i) the officer’s employment by iPass, or an affiliate of iPass, is terminated by iPass without “Cause” or (ii) if the officer resigns his or her employment for “Good Reason”, then all of the officer’s then outstanding unvested shares underlying the option shall vest in full upon the date of such termination (the “Change of Control Provisions”).
     For the purposes of the options:
     “Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the terminated officer of any felony involving fraud or act of dishonesty against iPass or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by the terminated officer which, based upon good faith and reasonable factual investigation and determination of the Board of Directors of iPass, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the terminated officer of any statutory or fiduciary duty of the terminated officer to iPass or its Affiliates;
     “Corporate Transaction” shall mean (i) the sale of all or substantially all of the assets of iPass or (ii) a merger of iPass with or into another entity in which the stockholders of iPass immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether the stockholders of iPass prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards; and
     “Good Reason” shall mean resignation by the officer of his or her employment because (i) iPass requires that such officer relocate to a worksite that is more than 60 miles from its current principal executive office, unless such officer agrees in writing to such relocation; or (ii) iPass reduces the officer’s monthly salary below the gross rate of the then-existing rate at the time of the closing of the Corporate Transaction, unless the officer agrees in writing to such reduction.
Stock Option Grants
     The Compensation Committee also approved the following officer stock option grants made pursuant to, and subject to the terms and conditions of, the 2003 Plan and related agreement and Stock Option Grant Notice, which contains the Change of Control Provisions described above:
•	Anurag Lal — Option to purchase 50,000 shares of iPass Common stock (100% of the shares underlying the Option vests upon the completion of 18 months of continuous service to iPass after August 1, 2005);

•	Bruce K. Posey — Option to purchase 50,000 shares of iPass Common stock (100% of the shares underlying the Option vests upon the completion of 18 months of continuous service to iPass after August 1, 2005); and

•	Frank E. Verdecanna — Option to purchase 25,000 shares of iPass Common stock (100% of the shares underlying the Option vests upon the completion of 18 months of continuous service to iPass after August 1, 2005).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.
By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Senior Vice President, General Counsel and Secretary

Dated: August 4, 2005